EXHIBIT 10.30

SEPARATION AGREEMENT

InfoSpace, Inc. (the “Company”) and Victor Melfi (“Melfi”) agree to the following terms to resolve all issues with respect to Melfi’s employment with the Company and the termination thereof.

1.	SEPARATION. Melfi agrees that his employment with the Company terminated effective December 31, 2005 (the “Separation Date”).

2.	ACCRUED SALARY. The Company will pay Melfi his base salary through December 31, 2005, payable on the Company’s ordinary payroll cycle and subject to standard payroll deductions and withholdings.

3.	SEVERANCE. Pursuant to Section 6 of that certain Employment Agreement dated November 19, 2003, between Melfi and the Company, the Company will pay Melfi total severance pay equal to $458,333, less lawful and required withholdings, representing the sum of (i) his current base annual salary of $250,000; (ii) salary of $20,833 in lieu of 30-days’ notice; and (iii) his current annual bonus rate for 2005 of $187,500. The Company will pay Melfi the severance pay in a lump sum on the Company’s first regular payroll date following the Effective Date (as defined below). In addition, subject to the terms and conditions of the 2005 Executive Financial Performance Incentive Plan, including approval by the Compensation Committee of the Company’s Board of Directors, Melfi will be paid the quarterly bonus accruals for the first and second quarters of 2005, less lawful and required withholdings, on the Company’s first regular payroll date following any such Compensation Committee authorization.

4.	HEALTH INSURANCE. Consistent with the rights and obligations under COBRA, Melfi will be eligible to continue his group health insurance benefits at his own expense. The Company will pay his COBRA premia for a period of twelve (12) months in the amount of $13,423. The Company will pay Melfi the total amount of such premia less lawful and required withholdings on the Company’s first regular payroll date following the Effective Date.

5.	STOCK OPTIONS. As of the Separation Date, Melfi’s outstanding vested stock options shall consist of: (a) options to acquire 75,000 shares of Company stock with an exercise price of $25.40 per share, and (b) options to acquire 37,500 shares of Company stock with an exercise price of $25.40 per share representing 50% of Melfi’s stock options that remain unvested as of the Separation Date but whose vesting is hereby accelerated.

Melfi shall have twelve (12) months from the Separation Date to exercise such vested shares. Except as otherwise provided herein, Melfi’s stock options and all of his rights with respect thereto shall be subject to the terms of the Company’s Restated 1996 Flexible Stock Incentive Plan and any corresponding option agreement(s).

6.	OTHER COMPENSATION OR BENEFITS. Melfi acknowledges that, except as expressly provided in this Agreement, Melfi will not receive any additional compensation or benefits after the Separation Date.

7.	EXPENSE REIMBURSEMENTS. Melfi agrees that, within thirty (30) days after the Separation Date, he will submit his final documented expense reimbursement request reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Melfi for these expenses pursuant to its regular business practice.

8.	RETURN OF COMPANY PROPERTY. Melfi agrees that no later than ten (10) days after the Separation Date, he will return to the Company all Company documents (and all copies thereof) and other Company property which he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Melfi may retain his cellular telephone and a copy of his Outlook® contacts, calendar, and personal email.

9.	PROPRIETARY INFORMATION AND OTHER CONTINUING OBLIGATIONS. Melfi acknowledges his continuing obligations under and reaffirms his obligation to abide by the Company’s Employee Non-Disclosure, Invention Release and Non-Competition Agreement, a copy of which is attached hereto as Exhibit A, and any other agreement with respect to confidentiality, non-solicitation or non-competition that he entered into with the Company.

10.	RELEASE. In exchange for the severance benefits provided and other consideration under this Agreement to which Melfi would not be entitled absent this Release, Melfi releases, acquits and forever discharges the Company, its parent and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date he signs this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with his employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act; any applicable federal, state or local law prohibiting discrimination in employment, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing and specifically including all claims arising from any employment agreement or stock restriction agreement as well as his offer letter; provided, however, that this Release is not intended to and does not waive Melfi’s rights to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to the written indemnification agreement between Melfi and the Company referenced in Section 13 below, or pursuant to applicable law.

11.

RELEASE OF ADEA CLAIMS. Melfi acknowledges that, by this Agreement, he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act (ADEA) as amended. Melfi also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he is already entitled. Melfi further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier and if he does, he waives the remainder of the 21 days to consider this Agreement); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the 8th day after this Agreement is executed by Melfi (the “Effective Date”).

12.	NONDISPARAGEMENT. The Company and Melfi shall both describe Melfi’s separation from the Company as a resignation from Melfi’s position at the Company. Melfi agrees not to disparage the Company, its officers, directors, employees or shareholders, by any statement that can reasonably be anticipated to be harmful to the Company or the individuals, provided that Melfi may respond accurately and fully to any question, inquiry or request when required by law or otherwise participate in any legal process. The Company and its officers and directors shall not, in any official or representative capacity, disparage Melfi by any statement that can reasonably be anticipated to be harmful to Melfi or his reputation, provided however the Company and its officers and directors may respond accurately and fully to any question, inquiry or request for information when required by law or otherwise participate in any legal process.

13.	INDEMNIFICATION OBLIGATIONS. The Company acknowledges its continuing obligations under the Indemnification Agreement dated November 20, 2003 between the Company and Melfi.

14.	ARBITRATION. Melfi and the Company agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of his employment or the termination of that employment with the Company, except for disputes involving the protection of the Company’s intellectual property, shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) in King County, Washington under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. The Company agrees to bear the cost of arbitration; provided, however, each party shall bear its own costs including attorneys’ fees incurred with respect to such arbitration, except that the arbitrator thereunder shall have the authority to award the prevailing party its reasonable attorneys’ fees. Nothing in this paragraph is intended to prevent either Melfi or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.	VOLUNTARY AGREEMENT. Melfi agrees that he enters into this Agreement as a free and voluntary act and signs it only after full reflection and analysis. Melfi further acknowledges that he has obtained an attorney’s independent counsel and advice or has voluntarily elected not to do so. Melfi acknowledges that he has read and understands the complete Agreement.

16.

MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Melfi and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Melfi and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of Melfi and the Company, and inure to the benefit of Melfi and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

INFOSPACE, INC.		EMPLOYEE

BY:	/s/ Edmund O. Belsheim	/s/ Victor Melfi
ITS:	CAO	Victor Melfi
DATED:	1-17-06	DATED:	1/13/06

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